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                     November 22, 2022

       Kristopher Salinger
       Chief Financial Officer
       Battery Future Acquisition Corp.
       51 NW 26th Street, Suite 533
       Miami, FL 33127

                                                        Re: Battery Future
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 1, 2022
                                                            File No. 001-41158

       Dear Kristopher Salinger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              David Sakowitz